CERTIFICATE OF DESIGNATION OF THE

PREFERENCES AND RIGHTS

OF

SERIES C CONTINGENT CONVERTIBLE PREFERRED STOCK

OF

GOLDEN EAGLE INTERNATIONAL, INC.

_________________

        The undersigned, Terry C. Turner and Tracy A. Madsen, certify that:

A.     They are the duly acting President and Secretary, respectively, of GOLDEN EAGLE INTERNATIONAL, INC., a corporation organized and existing under the Colorado Business Corporation Act (the “Corporation”).

B.     Pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, and pursuant to the provisions of Section 7-106-102 of the Colorado Business Corporation Act, said Board of Directors, pursuant to a meeting held on December 29, 2008, approved and adopted a resolution establishing the rights, preferences, privileges and restrictions of, and the number of shares comprising, the Corporation’s Series C Contingent Convertible Preferred Stock, which resolution is as follows:

RESOLVED, that a series of Preferred Stock in Golden Eagle International, Inc., a Colorado corporation (the “Corporation”), having the rights, preferences, privileges and restrictions, and the number of shares constituting such series and the designation of such series, set forth below be, and it hereby is, authorized by the Board of Directors of the Corporation pursuant to authority given by the Corporation’s Articles of Incorporation.

    1.        Number and Designation. This series shall consist of one (1) share of Preferred Stock of the Corporation and shall be designated the Series C Contingent Convertible Preferred Stock (“Series C Stock”). The number of authorized shares of Series C Stock may be reduced to the extent the share is not issued and outstanding by further resolution duly adopted by the Board of Directors of the Corporation and by filing amendments to the Certificate of Designation pursuant to the provisions of the Colorado Business Corporation Act stating that such reduction has been so authorized, but the number of authorized shares of this Series shall not be increased except pursuant to a vote of the holder of at least a majority of the outstanding shares of Series C Stock.

    2.        Dividends. When and as any dividend or distribution is declared or paid by the Corporation on Common Stock, whether payable in cash, property, securities or rights to acquire securities, the holder of the Series C Stock will be entitled to participate with the holders of Common Stock in such dividend or distribution on a pro rata basis, based on the number of shares of Common Stock into which the shares of Series C Stock is then convertible, without regard to whether or not there then exists sufficient authorized capital to allow for the conversion of the Series C Stock .

    3.        Voting Rights.

    A.        The holders of outstanding shares of Series C Stock shall be entitled to notice of any shareholders’ meeting and to vote as a single class with the Common Stock upon any matter submitted for approval by the holders of Common Stock, and shall have a number of votes equal to the number of shares of Common Stock into which the shares of Series C Stock is then convertible, assuming that the Conversion Event described in paragraph 5.A had previously occurred.

    B.        In addition to any other rights provided by law, so long as any Series C Stock is outstanding, the Corporation, without first obtaining the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Series C Stock, will not amend or repeal any provision of, or add any provision to, the Corporation’s Articles of Incorporation or By-Laws if such action would materially adversely affect the Series C Stock, and will not authorize any preferred stock that ranks prior to the Series C Stock and the Common Stock in the payment of dividends or preference upon liquidation.

    4.        Preference Upon Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, the holders of outstanding shares of Series C Stock will be entitled to be paid together with the holders of Common Stock on a pro rata basis with the Common Stock the net proceeds remaining from the liquidation of the Corporation and its assets, and the payment of all indebtedness and any liquidation preference on any securities that rank senior to the Common Stock, based on the number of shares of Common Stock into which the shares of Series C Stock is then convertible assuming that the Conversion Event described in paragraph 5.A had previously occurred.

    5.        Conversion into Conversion Stock.

    A.        Conversion. One share of Series C Stock is convertible into 487,746,250 shares of Common Stock. At the time of filing this designation, the Corporation does not have a sufficient number of authorized but unissued shares to permit the conversion of the Series C Stock into Common Stock. The holder of the Series C Stock may not convert the Series C Stock until the Corporation has increased its authorized capital to 4,000,000,000 shares (four billion shares) or has accomplished a reverse stock split that reduces the number of issued shares of Common Stock and that results in a number of authorized shares equal to at least two times the number of issued shares immediately following the completion of the reverse stock split (in either case, the “Conversion Event”). Until the Conversion Event, the Series C Stock is not convertible. Following the Conversion Event, the holder may convert the Series C Stock in whole or in part, at any time or from time-to-time, upon written notice of the conversion signed by the holder, delivered to the Corporation, together with any certificate(s) for the Series C Stock properly indorsed. As soon as possible after a conversion has been effected, the Corporation will deliver to the converting holder a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified. The issuance of certificates for shares of Common Stock upon conversion of Series C Stock will be made without charge to the Series C Stock Holder

    B.        Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Ratio in effect immediately prior to such subdivision will be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Ratio in effect immediately prior to such combination will be proportionately increased. For example, if the Corporation completes a 1:100 reverse stock split of its Common Stock (resulting in each 100 shares outstanding being converted into a single share), the Series C Stock will then be convertible into 4,877,463 shares (since the remaining fraction will be rounded up to the next share).

    C.        Notices.

    (i)        Following any adjustment of the Conversion Ratio pursuant to paragraph 5.B, the Corporation will send written notice thereof to the holder of its Series C Stock, although a failure to provide such written notice will not negate the effect of the adjustment.

    (ii)        All notices and other communications from the Corporation to a holder of its Series C Stock shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Corporation in writing by such holder, or, until an address is so furnished, to and at the address of the last holder who has so furnished an address to the Corporation.

    D.        Converted or Redeemed Shares. Any share of Series C Stock which is converted pursuant to this Section 5 will be canceled and will not be reissued, sold or transferred and will be returned to authorized but unissued shares of Preferred Stock.

    6.        Miscellaneous.

    A.        Registration of Transfer. The Corporation will keep at its principal office a register for the registration of Series C Stock. Upon the surrender of any certificate representing Series C Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefore representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

    B.        Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Series C Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate representing the number of shares represented by such lost, stolen, destroyed or mutilated certificate.

    C.        Priority. The Corporation may not issue any series of Preferred Stock that may be treated in pari passu or senior to the Series C Stock. The prior existence of the remaining shares of the Corporation’s outstanding Series B contingent convertible preferred stock shall not be considered a violation of this provision.

    D.        Definitions. For purposes hereof:

        “Common Stock” means the Common Stock of the Corporation, $.0001 par value per share, and includes all stock of any class or classes (however designated) of the Company, authorized upon the Original Issue Date or thereafter, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and the holders of which shall ordinarily, in the absence of contingencies, be entitled to vote for the election of a majority of directors of the Company (even though the right so to vote has been suspended by the happening of such a contingency).

        “Conversion Ratio” shall have the meaning set forth in Section 5A.

        “Corporation” shall have the meaning set forth in the first paragraph of this Certificate of Designation.

        “Original Issue Date” means the date the Series C Stock is first issued.

        “Person” and “person” means an individual, a partnership, a corporation, a limited liability company, a trust, a joint venture, an unincorporated organization and a government or any department or agency thereof.

        “Series C Stock” shall have the meaning set forth in Section 1.

    E.        Amendment and Waiver. No amendment, modification or waiver will be binding or effective with respect to any provision hereof without the prior approval of a majority of the outstanding shares of Series C Stock.

    F.        Generally Accepted Accounting Principles. When any accounting determination or calculation is required to be made, such determination or calculation (unless otherwise provided) will be made in accordance with generally accepted accounting principles, consistently applied, except that if because of a change in generally accepted accounting principles the Corporation would have to alter a previously utilized accounting method or policy in order to remain in compliance with generally accepted accounting principles, such determination or calculation will continue to be made in accordance with the Corporation’s previous accounting methods and policies unless the Corporation has obtained the prior written consent of the holders of a majority of the Series B Stock then outstanding.

    G.        The number of authorized shares of Preferred Stock of the Corporation is 10,000,000, and the number of shares of Series C Stock, none of which has been issued, is one (1).

        IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed this Certificate this 29th day of December, 2008.

GOLDEN EAGLE INTERNATIONAL, INC. By: /s/ Terry C. Turner —————————————— Terry C. Turner President

By: /s/ Tracy A. Madsen —————————————— Tracy A. Madsen Secretary

VERIFICATION

        The undersigned, Terry C. Turner and Tracy A. Madsen, the President and Secretary, respectively, of Golden Eagle International, Inc., each declares under penalty of perjury that the matters set out in the foregoing Certificate were approved by the Board of Directors of Golden Eagle International, Inc. on December 29, 2008 and are true of his own knowledge. Executed at Salt Lake City, Utah, on this 30th day of December, 2008.

By: /s/ Terry C. Turner —————————————— Terry C. Turner, President

By: /s/ Tracy A. Madsen —————————————— Tracy A. Madsen, Secretary